American Safety Insurance Holdings, Ltd.
Reports Net Earnings of $7.2 Million

Book Value Per Diluted Share Increased to $29.81

HAMILTON, Bermuda, October 27, 2010 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $7.2 million for the three months ended September 30, 2010, or $0.68 per diluted share, as compared to $5.0 million, or $0.47 per diluted share for the same period of 2009.

Financial highlights for the quarter included:

•	Total revenues increased 30% to $63.3 million
•	Gross written premiums decreased 22% to $71.9 million
•	Net operating cash flow increased 35% to $17.0 million
•	The combined ratio improved to 98.3% from 100.2% for the 2009 quarter
•	Annualized return on average equity was 10.3%, excluding realized and unrealized gains (losses) on investments
•	Book value increased to $30.96 per outstanding share and $29.81 per diluted share

Third Quarter Results

The increase in total revenue in the quarter from $48.6 million in the 2009 quarter was due to higher net earned premiums resulting from growth in each of our three divisions, primarily in our newer products and the dealer open lot property program added in 2009.  The decrease in gross written premiums for the quarter was due to the non-renewal of a specialty program within the ART division that contributed $40.9 million of gross written premium in the 2009 quarter.  That program was 100% reinsured and therefore had no impact on earned premiums.

Operating earnings for the quarter increased to $6.7 million from $4.9 million in 2009 due primarily to increased investment income.  Investment income increased 13% reflecting positive cash flow and increased net written premiums. The 2009 quarter also included a $1.6 million receivable write-off.  Operating earnings is a non-GAAP financial measure defined by the Company as net earnings adjusted for net realized gains/(losses), net of applicable taxes.  Net realized gains on investments for the current quarter were approximately $560 thousand pre-tax compared to $60 thousand pre-tax for the 2009 quarter.

The combined ratio was 98.3%, composed of a loss ratio of 59.0% and an expense ratio of 39.3%.  The loss ratio increased to 59.0% from 57.7% for the same quarter in 2009.  The improvement in the expense ratio to 39.3% from 42.5% is attributable to increased net earned premiums in the 2010 quarter and the impact of the receivable write-off in 2009.

Year to Date Results

Net earnings for the nine months ended September 30, 2010 were $19.9 million, or $1.87 per diluted share, compared to $17.4 million, or $1.65 per diluted share for the same period in 2009.  Total revenues increased 13% to $173.1 million from $152.8 million for the 2009 period.  This increase was due primarily to higher net earned premiums resulting from growth in each of our three divisions, particularly in our newer products and the dealer open lot property program added in 2009.

Gross written premiums increased 2% to $203.8 million compared to $200.2 million for the same period in 2009.  Gross written premiums in the 2009 period include $40.9 million from the specialty program that was not renewed in 2010.  Growth in gross written premiums during the 2010 period more than offset the impact of the non-renewal and resulted in a 35% increase in net written premiums to $163.3 million and a 14% increase in net earned premiums to $143.4 million.

Operating earnings for the nine months increased to $18.2 million from $17.5 million in 2009 due primarily  increased investment income.  Investment income increased 5% reflecting positive cash flow and increased net written premiums.  Net realized gains on investments for the current nine month period were approximately $2.1 million pre-tax, compared to net realized gains on investments of $0.3 million during 2009.

The combined ratio was 99.8%, composed of a loss ratio of 60.0% and an expense ratio of 39.8%.  The loss ratio increased to 60.0% from 58.9% for the 2009 period.  The improvement in the expense ratio from 40.6% to 39.8% is attributable to the same factors noted in the third quarter results.

Invested assets increased 7% to $805.9 million at September 30, 2010 from $750.4 million at December 31, 2009 due to cash flow and net realized gains in the investment portfolio.  The pre-tax book yield realized during the nine months on the investment portfolio was 4.1% compared to 4.3% for the same period in 2009.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer said, “I am pleased with the results for the third quarter with solid growth in book value per share and revenue, as well as strong cash flow from operations.  The higher revenue in the quarter was driven by increased premiums in newer products added in connection with our diversification strategy.  We will continue to evaluate opportunities for acquisitive growth, such as the professional liability underwriting team announced last week, to build our product platform and position the Company for more substantial growth when market conditions improve.”

Conference Call

A conference call to discuss 3rd quarter 2010 results is scheduled for Thursday, October 28, 2010 at 9:00 a.m. (Eastern Daylight Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.com.  If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call.  A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements and non-GAAP financial measures.  The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, combined ratio, premium growth, acquisitions and new products and the impact of new accounting standards.  Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:
American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. and Victore Insurance Company.  As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.
Investor Relations
Stephen R. Crim
scrim@amsafety.bm
(441) 542-7933

American Safety Insurance Holdings, Ltd. and Subsidiaries
Financial and Operating Highlights
(Unaudited)  (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
INCOME STATEMENT DATA: Revenues:
Direct earned premiums	$55,941	$58,877	$172,659	$160,057
Assumed earned premiums	10,861	6,895	29,151	26,991
Ceded earned premiums	(13,582)	(25,791)	(58,382)	(60,798)
Net earned premiums	53,220	39,981	143,428	126,250

Net investment income	8,265	7,331	24,099	22,850
Net realized gains	560	61	2,080	298
Fee income	1,474	1,250	3,722	3,368
Other income (loss)	(260)	(40)	(230)	44
Total revenues	63,259	48,583	173,099	152,810

Expenses:
Losses and loss adjustment expenses	31,378	23,074	86,030	74,322
Acquisition expenses	12,393	7,843	31,218	26,920
Other underwriting expenses	9,996	10,366	29,672	27,682
Interest expense	586	828	2,030	2,379
Corporate and other expenses	965	651	2,431	2,076
Total expenses	55,318	42,762	151,381	133,379

Earnings before income taxes	7,941	5,821	21,718	19,431
Income taxes	635	446	1,486	1,420
Net Earnings	7,306	5,375	20,232	18,011
Less: Net earnings attributable to the non-controlling interest	104	421	360	593

Net earnings attributable to ASIH, Ltd.	$7,202	$4,954	$19,872	$17,418

Net earnings per share:
Basic	$0.70	$0.48	$1.93	$1.69
Diluted	$0.68	$0.47	$1.87	$1.65

Weighted average number of shares outstanding:
Basic	10,271,184	10,303,121	10,282,976	10,297,303
Diluted	10,612,281	10,608,138	10,615,548	10,536,027

Loss Ratio	59.0%	57.7%	60.0%	58.9%
Expense Ratio	39.3%	42.5%	39.8%	40.6%
GAAP combined ratio	98.3%	100.2%	99.8%	99.5%

Operating Earnings:
Net earnings attributable to ASIH, Ltd.	$7,202	$4,954	$19,872	$17,418
Less: Realized investment gains (losses), net of taxes	487	39	1,660	(40)
Operating earnings	$6,715	$4,915	$18,212	$17,458

	At
BALANCE SHEET DATA:	9/30/2010	12/31/2009
Total investments	$805,941	$750,425
Total assets	1,220,712	1,147,660
Unpaid losses and loss adjustment expenses	648,952	616,444
Total liabilities	898,314	872,148
Total shareholders’ equity	322,398	275,512

Book value per share-diluted	$29.81	$25.47

American Safety Insurance Holdings, Ltd. and Subsidiaries
 Segment Data
(Unaudited) (Dollars in thousands)

	Three Months Ended September 30, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Written Premiums	$34,121	$24,847	$12,971	$(6)	$71,933
Net Written Premiums	27,423	17,063	12,258	(6)	56,738
Net Earned Premiums	26,347	15,114	11,765	(6)	53,220

Underwriting Profit (Loss)	(1,161)	736	181	(303)	(547)

Fee Income	266	1,150	57	1	1,474
Other Income (Loss)	(223)	-	-	(37)	(260)
Investment Income	5,286	1,366	1,488	125	8,265
Pre-tax Operating Income	4,168	3,252	1,726	(214)	8,932

Realized Gains					560
Interest and Holding Company Expenses					1,551
Earnings Before Income Taxes					7,941
Income Taxes					635
Net Earnings					7,306
Less: Net Earnings Attributable to the Non-controlling Interest					104
Net Earnings Attributable to ASIH, Ltd.					$7,202

Loss Ratio	57.3%	53.1%	70.2%	NM	59.0%
Expense Ratio	46.1%	34.4%	27.7%	NM	39.3%
Combined Ratio	103.4%	87.5%	97.9%	NM	98.3%

	Three Months Ended September 30, 2009
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Written Premiums	$26,910	$58,593	$7,100	$-	$92,603
Net Written Premiums	19,667	11,351	7,044	-	38,062
Net Earned Premiums	22,025	11,261	6,695	-	39,981

Underwriting Profit (Loss)	(677)	167	(236)	(556)	(1,302)

Fee Income	265	939	80	(34)	1,250
Other Income (Loss)				(40)	(40)
Investment Income	5,100	1,104	905	222	7,331
Pre-tax Operating Income	4,688	2,210	749	(408)	7,239

Realized Gains					61
Interest and Holding Company Expenses					1,479
Earnings Before Income Taxes					5,821
Income Taxes					446
Net Earnings					5,375
Less: Net Earnings Attributable to the Non-controlling Interest					421
Net Earnings Attributable to ASIH, Ltd.					$4,954

Loss Ratio	56.4%	54.0%	68.9%	NM	57.7%
Expense Ratio	45.5%	36.3%	33.4%	NM	42.5%
Combined Ratio	101.9%	90.3%	102.3%	NM	100.2%

American Safety Insurance Holdings, Ltd. and Subsidiaries
 Segment Data
(Unaudited)  (Dollars in thousands)

	Nine Months Ended September 30, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Written Premiums	$100,227	$66,966	$36,641	$(6)	$203,828
Net Written Premiums	81,251	48,501	33,539	(6)	163,285
Net Earned Premiums	72,741	39,178	31,515	(6)	143,428

Underwriting Profit (Loss)	(5,078)	1,482	1,086	(982)	(3,492)

Fee Income	615	2,854	228	25	3,722
Other Income (Loss)	(223)	-	-	(7)	(230)
Investment Income	16,120	3,634	3,753	592	24,099
Pre-tax Operating Income	11,434	7,970	5,067	(372)	24,099

Realized Gains					2,080
Interest and Holding Company Expenses					4,461
Earnings Before Income Taxes					21,718
Income Taxes					1,486
Net Earnings					20,232
Less: Net Earnings Attributable to the Non-controlling Interest					360
Net Earnings Attributable to ASIH, Ltd.					$19,872

Loss Ratio	57.7%	58.5%	67.1%	NM	60.0%
Expense Ratio	48.4%	30.4%	28.8%	NM	39.8%
Combined Ratio	106.1%	88.9%	95.9%	NM	99.8%

	Nine Months Ended September 30, 2009
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Written Premiums	$85,420	$89,477	$25,327	$-	$200,224
Net Written Premiums	63,927	30,995	25,776	-	120,698
Net Earned Premiums	68,451	31,758	26,041	-	126,250

Underwriting Profit (Loss)	(2,670)	2,661	(595)	(2,070)	(2,674)

Fee Income	673	2,420	309	(34)	3,368
Other Income	-	-	-	44	44
Investment Income	16,253	3,120	2,750	727	22,850
Pre-tax Operating Income	14,256	8,201	2,464	(1,333)	23,588

Realized Gains					298
Interest and Holding Company Expenses					4,455
Earnings Before Income Taxes					19,431
Income Taxes					1,420
Net Earnings					18,011
Less: Net Earnings Attributable to the Non-controlling Interest					593
Net Earnings Attributable to ASIH, Ltd.					$17,418

Loss Ratio	57.9%	52.9%	68.8%	NM	58.9%
Expense Ratio	45.0%	31.1%	32.3%	NM	40.6%
Combined Ratio	102.9%	84.0%	101.1%	NM	99.5%